Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
July 20, 2007

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

(585) 267-4850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On July 20, 2007, in connection with the resignation of Michael L. Weiner from our Board of Directors, reported in Item 5.02 below, we entered into an Observation Rights Agreement with Technology Innovations, LLC (our majority shareholder), Mr. Weiner and Ross B. Kenzie, a former member of our Board of Directors. Messrs. Weiner and Kenzie are the Managers of Technology Innovations.

In the Observation Rights Agreement, we agreed that, for so long as Technology Innovations owns not less than 25% of the shares of our common stock now held by it, we will permit two representatives designated by Technology Innovations (who will initially be Messrs. Weiner and Kenzie) to attend all meetings of our Board of Directors in a nonvoting observer capacity and, in this respect, we will give such representatives copies of all notices, minutes, consents, and other materials that we provide to our directors at the same time and in the same manner as provided to such directors. The Observation Rights Agreement permits us to withhold any information from the representatives of Technology Innovations and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between us and our legal counsel, result in disclosure of trade secrets or a conflict of interest, or if Technology Innovations or one of its designated representatives becomes a competitor of our company. The Observation Rights Agreement includes covenants by Technology Innovations and Messrs. Weiner and Kenzie to keep confidential and not to disclose, divulge or use for any purpose, other than to monitor Technology Innovations’ investment in our company, and otherwise to act in a fiduciary manner with respect to, any confidential information obtained from us.

The Observation Rights Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Observation Rights Agreement is qualified in its entirety by reference to such Exhibit.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(i)  On July 20, 2007, Steven Katz and Michael L. Weiner resigned as members of our Board of Directors. Messrs. Katz and Weiner each indicated that his decision to resign was not caused by a disagreement relating to our operations, policies or practices.

The letters of resignation from Messrs. Katz and Weiner are filed herewith are Exhibits 99.1 and 99.2, respectively.

(ii)  On July 23, 2007, Klaus E.T. Siebert and James Wemett were elected to our Board of Directors. Messrs. Siebert and Wemett were elected by our incumbent Board of Directors to fill the vacancies created by the resignations of Messrs. Katz and Weiner.

Mr. Siebert was appointed to the Audit Committee of our Board of Directors and will serve as Chairman of that committee. Our Board has determined that Mr. Siebert is an independent director and qualifies, by reason of his business experience and training, as an audit committee financial expert.

Mr. Siebert has been a practicing CPA for over 30 years, and has extensive experience with early-stage and developmental businesses. Since 1998, Mr. Siebert has been Chief Executive Officer of FBC Technologies, Inc., which since 2004 has been a wholly-owned subsidiary of EC Power, Inc. Since 2004 he has served on the Board of Directors of EC Power, Inc.; he also serves as a director of several private companies. Since 1986, Mr. Siebert has maintained an accounting practice serving privately-owned businesses and highly compensated executives of public firms. He was employed by Price Waterhouse from 1974 until 1980, by the RT French Company from 1980 to 1983 as Director of Taxes, and by Ernst & Whinny from 1983 until 1986 as a senior tax manager.

Mr. Wemett is an experienced entrepreneur and consultant, involved in the formation and growth of numerous private and public companies. Since 2002, Mr. Wemett has been an independent consultant to Victorian Times, Inc. and ROC Central, Inc., both of which are privately owned firms. In 1975 Mr. Wemett founded ROC Communications, Inc., a retail distributor of electronics products, which was sold in 2001. Mr. Wemett has been a member of our majority shareholder, Technology Innovations, since its inception in 1999, and has served on the board of OncoVista, LLC, a privately owned oncology company, since June 2007. Mr. Wemett has been an active fundraiser for Camp Good Days, a non-profit summer camp for children with cancer.

Upon their election to our Board of Directors, each of Messrs. Siebert and Wemett received an automatic grant, under our 2005 Stock Incentive Plan, of an option to purchase 50,000 shares of our common stock.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Observation Rights Agreement dated July 20, 2007 among NaturalNano, Inc., Technology Innovations, LLC, Michael L. Weiner and Ross B. Kenzie.
99.1	Letter of Resignation of Steven Katz, dated July 20, 2007
99.2	Letter of Resignation of Michael L. Weiner, dated July 20, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaturalNano, Inc.

/s/ Cathy A. Fleischer
Date: July 26, 2007	Cathy A. Fleischer
President